As filed with the Securities and Exchange Commission on May 26, 2006
Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

eMagin Corporation
(Exact name of registrant as specified in its charter)

Delaware	56-1764501
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

10500 N.E. 8th Street, Suite 1400
Bellevue, WA 98004
(Address of principal executive offices) (Zip Code)

2005 EMPLOYEE STOCK PURCHASE PLAN
2004 NON-EMPLOYEE STOCK COMPENSATION PLAN
AMENDED AND RESTATED 2003 Stock Option Plan
AND NON-PLAN OPTIONS
(Full title of Plan)

Gary W. Jones
Chief Executive Officer
eMagin Corporation
10500 N.E. 8th Street, Suite 1400
Bellevue, WA 98004
(Name and address of agent for service)

(425) 749-3600
(Telephone number, including area code, of agent for service)

With a copy to:

Richard A. Friedman, Esq.
Eric A. Pinero, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of Americas
New York, NY 10018
Phone (212) 930-9700
Fax (212) 930-9725

CALCULATION OF REGISTRATION FEE

Title of	Amount		Offering	Proposed Maximum	Proposed Maximum
Securities to be	to be		Price	Aggregate	Amount of
Registered	Registered (1)		Per Share (6)	Offering Price	Registration Fee

Common Stock	1,500,000	(2)	$0.28	$420,000	$44.94
$.001 par value

Common Stock	1,000,000	(3)	$0.28	$280,000	$29.96
$.001 par value

Common Stock	5,388,339	(4)	$0.28	$1,508,734.92	$161.44
$.001 par value

Common Stock	6,112,000	(5)	$0.28	$1,711,360	$183.12
$.001 par value

Total:	14,000,339			$3,920,094.92	$419.46

(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this registration statement covers such indeterminate additional shares of common stock to be offered or issued to prevent dilution as a result of future stock splits, stock dividends or other similar transactions.

(2) Consists of shares of common stock pursuant to our 2005 Employee Stock Purchase Plan.

(3) Consists of shares of common stock pursuant to our 2004 Non-Employee Stock Compensation Plan.

(4) Consists of shares of common stock issuable upon exercise of options pursuant to our Amended and Restated 2003 Stock Option Plan.

(5) Consists of shares of common stock issuable under exercise of options granted outside of our Option Plans through 2005.

(6) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the American Stock Exchange on May 25, 2006 of $0.28 per share.

 EXPLANATORY NOTE

This Registration Statement is being filed in accordance with the requirements of Form S-8 in order to register shares issuable under the 2004 and 2005 Employee Stock Purchase Plans, the Amended and Restated 2003 Employee Stock Purchase Plan and the 2004 Non-Employee Stock Compensation Plan that were approved by shareholders at the Company's Annual Meetings of Shareholders held on July 2, 2003 and September 30, 2005.

An aggregate of 14,000,339 shares of our common stock, par value $0.001 per share, consisting of (i) 1,500,000 shares of common stock issuable pursuant to our 2005 Employee Stock Purchase Plan, (ii) 1,000,000 shares of common stock issuable pursuant to our 2004 Non-Employee Stock Compensation Plan, (iii) 5,388,339 shares of common stock issuable upon exercise of options pursuant to our Amended and Restated 2003 Stock Option Plan, and (iv) 6,112,000 shares of our common stock issuable upon exercise of options issued outside of the Company’s Option Plans through March 31, 2006.

In addition, the Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of up to an aggregate of 2,897,500 shares of our common stock, consisting of (i) 1,947,500 shares issuable upon exercise of options under our 2003 Employee Stock Option Plan, (ii) 200,000 shares issuable under our 2003 Employee Stock Option Plan, and (iii) 750,000 issuable outside any Plan.

PART I

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the 2005 Employee Stock Purchase Plan, the 2004 Non-Employee Stock Compensation Plan and the Amended and Restated 2003 Stock Option Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Gary W. Jones, Chief Executive Officer
eMagin Corporation
10500 N.E. 8th Street, Suite 1400
Bellevue, WA 98004
(425) 749-3600

Prospectus

eMagin Corporation

2,897,500 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 2,897,500 shares of common stock of eMagin Corporation offered by certain holders of our securities, including up to (i) 1,947,500 shares issuable upon exercise of options under our 2003 Employee Stock Option Plan, (ii) 200,000 shares issuable under our 2003 Employee Stock Option Plan and (iii) 750,000 issuable outside any Plan. The shares may be offered by the selling stockholders from time to time in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Our common stock trades on the American Stock Exchange under the symbol "EMA." On May 25, 2006, the closing sale price of the common stock was $0.28 per share.

The securities offered hereby are speculative and involve a high degree of risk and substantial dilution. Only investors who can bear the risk of loss of their entire investment should invest. See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 26, 2006

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

PROSPECTUS SUMMARY

Overview

We design and manufacture miniature displays, which we refer to as OLED-on-silicon-microdisplays, and microdisplay modules for virtual imaging, primarily for incorporation into the products of other manufacturers. Microdisplays are typically smaller than many postage stamps, but when viewed through a magnifier they can contain all of the information appearing on a high-resolution personal computer screen. Our microdisplays use organic light emitting diodes, or OLEDs, which emit light themselves when a current is passed through the device. Our technology permits OLEDs to be coated onto silicon chips to produce high resolution OLED-on-silicon microdisplays.

We believe that our OLED-on-silicon microdisplays offer a number of advantages in near to the eye applications over other current microdisplay technologies, including lower power requirements, less weight, fast video speed without flicker, and wider viewing angles. In addition, many computer and video electronic system functions can be built directly into the OLED-on-silicon microdisplay, resulting in compact systems with lower expected overall system costs relative to alternate microdisplay technologies.

We license our core OLED technology from Eastman Kodak and we have developed our own technology to create high performance OLED-on-silicon microdisplays and related optical systems. We believe our technology licensing agreement with Eastman Kodak, coupled with our own intellectual property portfolio, gives us a leadership position in OLED and OLED-on-silicon microdisplay technology. We believe that we are the only company to demonstrate publicly and market full-color small molecule OLED-on-silicon microdisplays.

History

Historically, we have been a developmental stage company. As of January 1, 2003, we were no longer classified as a development stage company. We have transitioned to manufacturing our product and intend to significantly increase our marketing, sales, and research and development efforts, and expand our operating infrastructure. Currently, most of our operating expenses are fixed. If we are unable to generate significant revenues, our net losses in any given period could be greater than expected.

Our principal executive office is located at 10500 N.E. 8th Street, Suite 1400, Bellevue, Washington 98004.

This Offering

Shares of common stock outstanding prior to this offering...........................................................	100,104,944 (1)

Shares of common stock issuable upon exercise of outstanding options which may be offered pursuant to this prospectus.....................................................................................	2,897,500

Use of proceeds....................................................................................................................................	We will not receive any proceeds from the sale of the shares of common stock offered in this prospectus. We will receive proceeds to the extent that currently outstanding options are exercised for cash. We will use the exercise proceeds, if any, for working capital and general corporate purposes.

Risk Factors...........................................................................................................................................	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 7.

American Stock Exchange Symbol.....................................................................................................	EMA

(1) As of May 12, 2006. Does not include shares of common stock issuable upon exercise of outstanding options or warrants.

RISK FACTORS

Investment in our common stock involves a high degree of risk. You should consider the following discussion of risks as well as other information in this prospectus. The risks and uncertainties described below are not the only ones. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline.

RISKS RELATED TO OUR FINANCIAL RESULTS

WE HAVE A HISTORY OF LOSSES SINCE OUR INCEPTION AND MAY INCUR LOSSES FOR THE FORESEEABLE FUTURE.

Accumulated losses excluding non-cash transactions as of March 31, 2006 were $69 million and acquisition related non-cash transactions were $102 million, which resulted in an accumulated net loss of $171 million. We have not yet achieved profitability and we can give no assurances that we will achieve profitability within the foreseeable future as we fund operating and capital expenditures in areas such as establishment and expansion of markets, sales and marketing, operating equipment and research and development. We cannot assure investors that we will ever achieve or sustain profitability or that our operating losses will not increase in the future.

WE MAY NOT BE ABLE TO EXECUTE OUR BUSINESS PLAN AND MAY NOT GENERATE CASH FROM OPERATIONS

In the event that cash flow from operations is less than anticipated and we are unable to secure additional funding to cover our expenses, in order to preserve cash, we would be required to reduce expenditures and effect reductions in our corporate infrastructure, either of which could have a material adverse effect on our ability to continue our current level of operations. To the extent that operating expenses increase or we need additional funds to make acquisitions, develop new technologies or acquire strategic assets, the need for additional funding may be accelerated and there can be no assurances that any such additional funding can be obtained on terms acceptable to us, if at all. If we were not able to generate sufficient capital, either from operations or through additional debt or equity financing, to fund our current operations, we would be forced to significantly reduce or delay our plans for continued research and development and expansion. This could significantly reduce the value of our securities.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS EXPRESSED DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING

Our condensed consolidated financial statements as of March 31, 2006 have been prepared under the assumption that we will continue as a going concern for the year ending December 31, 2006. Our independent registered public accounting firm have issued a report dated March 15, 2006 that included an explanatory paragraph expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern ultimately is dependent on our ability to generate a profit which is likely dependant upon our ability to obtain additional equity or debt financing, attain further operating efficiencies and, ultimately, to achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

RISKS RELATED TO MANUFACTURING

THE MANUFACTURE OF OLED-ON-SILICON IS NEW AND OLED MICRODISPLAYS HAVE NOT BEEN PRODUCED IN SIGNIFICANT QUANTITIES.

If we are unable to produce our products in sufficient quantity, we will be unable to maintain and attract new customers. In addition, we cannot assure you that once we commence volume production we will attain yields at high throughput that will result in profitable gross margins or that we will not experience manufacturing problems which could result in delays in delivery of orders or product introductions.

WE ARE DEPENDENT ON A SINGLE MANUFACTURING LINE.

We currently manufacture our products on a single manufacturing line. If we experience any significant disruption in the operation of our manufacturing facility or a serious failure of a critical piece of equipment, we may be unable to supply microdisplays to our customers. For this reason, some OEMs may also be reluctant to commit a broad line of products to our microdisplays without a second production facility in place. However, we try to maintain product inventory to fill the requirements under such circumstances. Interruptions in our manufacturing could be caused by manufacturing equipment problems, the introduction of new equipment into the manufacturing process or delays in the delivery of new manufacturing equipment. Lead-time for delivery of manufacturing equipment can be extensive. No assurance can be given that we will not lose potential sales or be unable to meet production orders due to production interruptions in our manufacturing line. In order to meet the requirements of certain OEMs for multiple manufacturing sites, we will have to expend capital to secure additional sites and may not be able to manage multiple sites successfully.

WE COULD EXPERIENCE MANUFACTURING INTERRUPTIONS, DELAYS, OR INEFFICIENCIES IF WE ARE UNABLE TO TIMELY AND RELIABLY PROCURE COMPONENTS FROM SINGLE-SOURCED SUPPLIERS.

We maintain several single-source supplier relationships, either because alternative sources are not available or the relationship is advantageous due to performance, quality, support, delivery, capacity, or price considerations. If the supply of a critical single-source material or component is delayed or curtailed, we may not be able to ship the related product in desired quantities and in a timely manner. Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could harm operating results.

WE EXPECT TO DEPEND ON SEMICONDUCTOR CONTRACT MANUFACTURERS TO SUPPLY OUR SILICON INTEGRATED CIRCUITS AND OTHER SUPPLIERS OF KEY COMPONENTS, MATERIALS AND SERVICES.

We do not manufacture the silicon integrated circuits on which we incorporate our OLED technology. Instead, we expect to provide the design layouts to semiconductor contract manufacturers who will manufacture the integrated circuits on silicon wafers. We also expect to depend on suppliers of a variety of other components and services, including circuit boards, graphic integrated circuits, passive components, materials and chemicals, and equipment support. Our inability to obtain sufficient quantities of high quality silicon integrated circuits or other necessary components, materials or services on a timely basis could result in manufacturing delays, increased costs and ultimately in reduced or delayed sales or lost orders which could materially and adversely affect our operating results.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

WE RELY ON OUR LICENSE AGREEMENT WITH EASTMAN KODAK FOR THE DEVELOPMENT OF OUR PRODUCTS.

We rely on our license agreement with Eastman Kodak for the development of our products, and the termination of this license, Eastman Kodak's licensing of its OLED technology to others for microdisplay applications, or the sublicensing by Eastman Kodak of our OLED technology to third parties, could have a material adverse impact on our business.

Our principal products under development utilize OLED technology that we license from Eastman Kodak. We rely upon Eastman Kodak to protect and enforce key patents held by Eastman Kodak, relating to OLED display technology. Eastman Kodak's patents expire at various times in the future. Our license with Eastman Kodak could terminate if we fail to perform any material term or covenant under the license agreement. Since our license from Eastman Kodak is non-exclusive, Eastman Kodak could also elect to become a competitor itself or to license OLED technology for microdisplay applications to others who have the potential to compete with us. The occurrence of any of these events could have a material adverse impact on our business.

WE MAY NOT BE SUCCESSFUL IN PROTECTING OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS.

We rely on a combination of patents, trade secret protection, licensing agreements and other arrangements to establish and protect our proprietary technologies. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. Patents may not be issued for our current patent applications, third parties may challenge, invalidate or circumvent any patent issued to us, unauthorized parties could obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights, rights granted under patents issued to us may not afford us any competitive advantage, others may independently develop similar technology or design around our patents, our technology may be available to licensees of Eastman Kodak, and protection of our intellectual property rights may be limited in certain foreign countries. We may be required to expend significant resources to monitor and police our intellectual property rights. Any future infringement or other claims or prosecutions related to our intellectual property could have a material adverse effect on our business. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. Protection of intellectual property has historically been a large yearly expense for eMagin. We have not been in a financial position to properly protect all of our intellectual property, and may not be in a position to properly protect our position or stay ahead of competition in new research and the protecting of the resulting intellectual property.

RISKS RELATED TO THE MICRODISPLAY INDUSTRY

THE COMMERCIAL SUCCESS OF THE MICRODISPLAY INDUSTRY DEPENDS ON THE WIDESPREAD MARKET ACCEPTANCE OF MICRODISPLAY SYSTEMS PRODUCTS.

The market for microdisplays is emerging. Our success will depend on consumer acceptance of microdisplays as well as the success of the commercialization of the microdisplay market. As an OEM supplier, our customer's products must also be well accepted. At present, it is difficult to assess or predict with any assurance the potential size, timing and viability of market opportunities for our technology in this market. The viewfinder microdisplay market sector is well established with entrenched competitors with whom we must compete.

THE MICRODISPLAY SYSTEMS BUSINESS IS INTENSELY COMPETITIVE.

We do business in intensely competitive markets that are characterized by rapid technological change, changes in market requirements and competition from both other suppliers and our potential OEM customers. Such markets are typically characterized by price erosion. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share. Our ability to compete successfully will depend on a number of factors, both within and outside our control. We expect these factors to include the following:

•	our success in designing, manufacturing and delivering expected new products, including those implementing new technologies on a timely basis;
•	our ability to address the needs of our customers and the quality of our customer services;
•	the quality, performance, reliability, features, ease of use and pricing of our products;
successful expansion of our manufacturing capabilities;
•	our efficiency of production, and ability to manufacture and ship products on time;
•	the rate at which original equipment manufacturing customers incorporate our product solutions into their own products;
•	the market acceptance of our customers’ products; and
•	product or technology introductions by our competitors.

Our competitive position could be damaged if one or more potential OEM customers decide to manufacture their own microdisplays, using OLED or alternate technologies. In addition, our customers may be reluctant to rely on a relatively small company such as eMagin for a critical component. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

THE DISPLAY INDUSTRY IS CYCLICAL.

    The display industry is characterized by fabrication facilities that require large capital expenditures and long lead times for supplies and the subsequent processing time, leading to frequent mismatches between supply and demand. The OLED microdisplay sector may experience overcapacity if and when all of the facilities presently in the planning stage come on line leading to a difficult market in which to sell our products.

COMPETING PRODUCTS MAY GET TO MARKET SOONER THAN OURS.

Our competitors are investing substantial resources in the development and manufacture of microdisplay systems using alternative technologies such as reflective liquid crystal displays (LCDs), LCD-on-Silicon ("LCOS") microdisplays, active matrix electroluminescence and scanning image systems, and transmissive active matrix LCDs. Our competitive position could be damaged if one or more of our competitors’ products get to the market sooner than our products. We cannot assure you that our product will get to market ahead of our competitors or that we will be able to compete successfully against current and future competition. The failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

OUR COMPETITORS HAVE MANY ADVANTAGES OVER US.

As the microdisplay market develops, we expect to experience intense competition from numerous domestic and foreign companies including well-established corporations possessing worldwide manufacturing and production facilities, greater name recognition, larger retail bases and significantly greater financial, technical, and marketing resources than us, as well as from emerging companies attempting to obtain a share of the various markets in which our microdisplay products have the potential to compete. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

OUR PRODUCTS ARE SUBJECT TO LENGTHY OEM DEVELOPMENT PERIODS.

We plan to sell most of our microdisplays and related products to OEMs who will incorporate them into or with products they sell. OEMs determine during their product development phase whether they will incorporate our products. The time elapsed between initial sampling of our products by OEMs, the custom design of our products to meet specific OEM product requirements, and the ultimate incorporation of our products into OEM consumer products is significant. If our products fail to meet our OEM customers' cost, performance or technical requirements or if unexpected technical challenges arise in the integration of our products into OEM consumer products, our operating results could be significantly and adversely affected. Long delays in achieving customer qualification and incorporation of our products could adversely affect our business.

OUR PRODUCTS WILL LIKELY EXPERIENCE RAPIDLY DECLINING UNIT PRICES.

In the markets in which we expect to compete, prices of established products tend to decline significantly over time. In order to maintain our profit margins over the long term, we believe that we will need to continuously develop product enhancements and new technologies that will either slow price declines of our products or reduce the cost of producing and delivering our products. While we anticipate many opportunities to reduce production costs over time, there can be no assurance that these cost reduction plans will be successful nor is there any assurance that our costs can be reduced as quickly as any reduction in unit prices. We may also attempt to offset the anticipated decrease in our average selling price by introducing new products, increasing our sales volumes or adjusting our product mix. If we fail to do so, our results of operations would be materially and adversely affected.

RISKS RELATED TO OUR BUSINESS

OUR SUCCESS DEPENDS ON ATTRACTING AND RETAINING HIGHLY SKILLED AND QUALIFIED TECHNICAL AND CONSULTING PERSONNEL.

We must hire highly skilled technical personnel as employees and as independent contractors in order to develop our products. The competition for skilled technical employees is intense and we may not be able to retain or recruit such personnel. We must compete with companies that possess greater financial and other resources than we do, and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of retaining or attracting new personnel may have a materially adverse affect on our business and our operating results. In addition, difficulties in hiring and retaining technical personnel could delay the implementation of our business plan.

OUR SUCCESS DEPENDS IN A LARGE PART ON THE CONTINUING SERVICE OF KEY PERSONNEL.

Changes in management could have an adverse effect on our business. We are dependent upon the active participation of several key management personnel, including Gary W. Jones, our chief executive officer. We will also need to recruit additional management in order to expand according to our business plan. The failure to attract and retain additional management or personnel could have a material adverse effect on our operating results and financial performance.

OUR BUSINESS DEPENDS ON NEW PRODUCTS AND TECHNOLOGIES.

The market for our products is characterized by rapid changes in product, design and manufacturing process technologies. Our success depends to a large extent on our ability to develop and manufacture new products and technologies to match the varying requirements of different customers in order to establish a competitive position and become profitable. Furthermore, we must adopt our products and processes to technological changes and emerging industry standards and practices on a cost-effective and timely basis. Our failure to accomplish any of the above could harm our business and operating results.

WE GENERALLY DO NOT HAVE LONG-TERM CONTRACTS WITH OUR CUSTOMERS.

Our business has primarily operated on the basis of short-term purchase orders. We are now receiving longer term purchase agreements, such as those which comprise our $28 million backlog, and procurement contracts, but we cannot guarantee that we will continue to do so. Our current purchase agreements can be cancelled or revised without penalty, depending on the circumstances. We plan production on the basis of internally generated forecasts of demand, which makes it difficult to accurately forecast revenues. If we fail to accurately forecast operating results, our business may suffer and the value of your investment in the Company may decline.

OUR BUSINESS STRATEGY MAY FAIL IF WE CANNOT CONTINUE TO FORM STRATEGIC RELATIONSHIPS WITH COMPANIES THAT MANUFACTURE AND USE PRODUCTS THAT COULD INCORPORATE OUR OLED-ON-SILICON TECHNOLOGY.

Our prospects will be significantly affected by our ability to develop strategic alliances with OEMs for incorporation of our OLED-on-silicon technology into their products. While we intend to continue to establish strategic relationships with manufacturers of electronic consumer products, personal computers, chipmakers, lens makers, equipment makers, material suppliers and/or systems assemblers, there is no assurance that we will be able to continue to establish and maintain strategic relationships on commercially acceptable terms, or that the alliances we do enter in to will realize their objectives. Failure to do so would have a material adverse effect on our business.

OUR BUSINESS DEPENDS TO SOME EXTENT ON INTERNATIONAL TRANSACTIONS.

We purchase needed materials from companies located abroad and may be adversely affected by political and currency risk, as well as the additional costs of doing business with a foreign entity. Some customers in other countries have longer receivable periods or warranty periods. In addition, many of the OEMs that are the most likely long-term purchasers of our microdisplays are located abroad exposing us to additional political and currency risk. We may find it necessary to locate manufacturing facilities abroad to be closer to our customers which could expose us to various risks, including management of a multi-national organization, the complexities of complying with foreign laws and customs, political instability and the complexities of taxation in multiple jurisdictions.

OUR BUSINESS MAY EXPOSE US TO PRODUCT LIABILITY CLAIMS.

Our business may expose us to potential product liability claims. Although no such claims have been brought against us to date, and to our knowledge no such claim is threatened or likely, we may face liability to product users for damages resulting from the faulty design or manufacture of our products. While we plan to maintain product liability insurance coverage, there can be no assurance that product liability claims will not exceed coverage limits, fall outside the scope of such coverage, or that such insurance will continue to be available at commercially reasonable rates, if at all.

OUR BUSINESS IS SUBJECT TO ENVIRONMENTAL REGULATIONS AND POSSIBLE LIABILITY ARISING FROM POTENTIAL EMPLOYEE CLAIMS OF EXPOSURE TO HARMFUL SUBSTANCES USED IN THE DEVELOPMENT AND MANUFACTURE OF OUR PRODUCTS.

We are subject to various governmental regulations related to toxic, volatile, experimental and other hazardous chemicals used in our design and manufacturing process. Our failure to comply with these regulations could result in the imposition of fines or in the suspension or cessation of our operations. Compliance with these regulations could require us to acquire costly equipment or to incur other significant expenses. We develop, evaluate and utilize new chemical compounds in the manufacture of our products. While we attempt to ensure that our employees are protected from exposure to hazardous materials, we cannot assure you that potentially harmful exposure will not occur or that we will not be liable to employees as a result.

RISKS RELATED TO OUR STOCK

THE SUBSTANTIAL NUMBER OF SHARES THAT ARE OR WILL BE ELIGIBLE FOR SALE COULD CAUSE OUR COMMON STOCK PRICE TO DECLINE EVEN IF THE COMPANY IS SUCCESSFUL.

Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of May 12, 2006, we have outstanding (i) options to purchase 18,474,036 shares; and (ii) warrants to purchase 19,354,471 shares of common stock.

WE HAVE A STAGGERED BOARD OF DIRECTORS AND OTHER ANTI-TAKEOVER PROVISIONS, WHICH COULD INHIBIT POTENTIAL INVESTORS OR DELAY OR PREVENT A CHANGE OF CONTROL THAT MAY FAVOR YOU.

Our Board of Directors is divided into three classes and our Board members are elected for terms that are staggered. This could discourage the efforts by others to obtain control of the company. Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control. In particular, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SELLING STOCKHOLDERS

This Registration Statement is being filed in accordance with the requirements of Form S-8 in order to register shares issuable under various plans that were approved by shareholders at the Company's Annual Meetings of Shareholders.

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the options.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered which they beneficially own as of the date hereof.

	Shares Beneficially Owned Prior to the Offering (1)			Shares Beneficially Owned After the Offering (1)
Name	Number	Percent (2)	Total Shares Offered	Number	Percent (2)
Gary W Jones	9,451,956	9.4%	530,000 (3)	8,921,956	8.9%
Susan Jones	9,451,956	9.4%	630,000 (3)	8,821,956	8.9%
Paul Cronson	507,657	*	60,000 (3)	447,657	*
Claude Charles	315,000	*	75,000 (3)	240,000	*
John Atherly	229,160	*	1,180,000 (4)	229,160	*
Jack Goldman	107,500	*	77,500 (3)	107,500	*
Adm Thomas Paulsen	85,000	*	87,500 (3)	85,000	*
Dr Jill Wittels	85,000	*	70,000 (3)	15,000	*
Irwin Engleman	-	*	127,500 (3)	-	*
Brig. Gen. Stephen Seay	-	*	60,000 (3)	-	*

* Less than one percent.

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days.

(2)	Based upon 100,104,944shares of common stock issued and outstanding as of May 12, 2006.
(3)	Includes shares of our common stock to be issued under our 2003 Employee Stock Option Plan.
(4)	Includes (i) 430,000 shares of our common stock to be issued under our 2003 Employee Stock Option Plan, and (ii) 750,000 shares of our common stock underlying options issued outside of any plan.

PLAN OF DISTRIBUTION

Sales of the shares may be effected by or for the account of the selling stockholders from time to time in transactions (which may include block transactions) on the American Stock Exchange, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the shares directly to purchasers, through broker-dealers acting as agents of the selling stockholders, or to broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in transactions (which may include block transactions) on the American Stock Exchange, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

We have agreed to bear all expenses of registration of the shares other than legal fees and expenses, if any, of counsel or other advisors of the selling stockholders. The selling stockholders will bear any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of their shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, 1065 Avenue of the Americas, 21st Floor, New York, NY 10018. Certain members or partners of Sichenzia Ross Friedman Ference LLP will receive shares of common stock under our 2004 Non-Employee Stock Compensation Plan.

EXPERTS

  Eisner LLP, Independent Registered Public Accountants, have audited, as set forth in their report thereon incorporated by reference herein, our financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004. The financial statements referred to above are incorporated by reference in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference certain of our publicly-filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed with the SEC are incorporated herein by reference:

•	Reference is made to the Registrant’s annual report on Form 10-K for the period ending December 31, 2005, as filed with the SEC on April 17, 2006, which is hereby incorporated by reference.

•	Reference is made to the Registrant’s quarterly report on Form 10-Q for the period ending March 31, 2006, as filed with the SEC on May 15, 2006, which is hereby incorporated by reference.

•	Reference is made to the Registrant’s quarterly report on Form 10-Q for the period ending September 30, 2005, as filed with the SEC on November 14, 2005, which is hereby incorporated by reference.

•	Reference is made to the Registrant’s quarterly report on Form 10-Q/A for the period ending June 30, 2005, as filed with the SEC on November 3, 2005, which is hereby incorporated by reference.

•
Reference is made to Registrant's 8-Ks filed with the SEC on May 9, 2005, August 2, 2005, October 21, 2005, October 28, 2005, November 14, 2005, January 27, 2006, February 1, 2006, March 28, 2006 and May 15, 2006, each of which are hereby incorporated by reference.

•
Reference is made to the description of the Registrant's common stock as contained in Item 1 of its Registration Statement on Form 8-A, filed with the Commission on March 16, 2000, including all amendments and reports filed with the Commission for the purpose of updating such description, which is hereby incorporated by reference.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Gary W. Jones.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ADDITIONAL INFORMATION AVAILABLE TO YOU

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

EMAGIN CORPORATION

2,897,500 SHARES OF COMMON STOCK

PROSPECTUS

May 26, 2006

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

  The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

•	Reference is made to the Registrant’s annual report on Form 10-K for the period ending December 31, 2005, as filed with the SEC on April 17, 2006, which is hereby incorporated by reference.

•	Reference is made to the Registrant’s quarterly report on Form 10-Q for the period ending March 31, 2006, as filed with the SEC on May 15, 2006, which is hereby incorporated by reference.

•	Reference is made to the Registrant’s quarterly report on Form 10-Q for the period ending September 30, 2005, as filed with the SEC on November 14, 2005, which is hereby incorporated by reference.

•	Reference is made to the Registrant’s quarterly report on Form 10-Q/A for the period ending June 30, 2005, as filed with the SEC on November 3, 2005, which is hereby incorporated by reference.

•
Reference is made to Registrant's 8-Ks filed with the SEC on May 9, 2005, August 2, 2005, October 21, 2005, October 28, 2005, November 14, 2005, January 27, 2006, February 1, 2006, March 28, 2006 and May 15, 2006, each of which are hereby incorporated by reference.

•
Reference is made to the description of the Registrant's common stock as contained in Item 1 of its Registration Statement on Form 8-A, filed with the Commission on March 16, 2000, including all amendments and reports filed with the Commission for the purpose of updating such description, which is hereby incorporated by reference.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, 1065 Avenue of Americas, 21st flr., New York, NY 10018. Certain members or partners of Sichenzia Ross Friedman Ference LLP will receive shares of common stock under our 2004 Non-Employee Stock Compensation Plan.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT
NUMBER	EXHIBIT

4.1	2005 Employee Stock Purchase Plan (1)

4.2	2004 Non-Employee Stock Compensation Plan (1)

4.3	Amended and Restated 2003 Stock Option Plan (1)

5.1	Opinion of Sichenzia Ross Friedman Ference LLP.

23.1	Consent of Sichenzia Ross Friedman Ference LLP is contained in Exhibit 5.1.

23.2	Consent of Eisner, LLP.

 ______________________________________________________________________________________________________________________________
(1) Incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on September 1, 2005.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), and (1)(ii) do not apply if the Registration Statement is on Form S-8 and if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on May 26, 2006.

EMAGIN CORPORATION

By:	/s/ Gary W. Jones Gary W. Jones, Chief Executive Officer, President (Principal Executive Officer)

By:	/s/ John Atherly John Atherly, Chief Financial Officer (Principal Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, as amended, this Form S-8 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gary W. Jones Gary W. Jones	Chief Executive Officer, President and Chairman (Principal Executive Officer)	May 26, 2006

/s/ John Atherly John Atherly	Chief Financial Officer (Principal Financial and Accounting Officer)	May 26, 2006

/s/ Claude Charles Claude Charles	Director	May 26, 2006

/s/ Jacob E. Goldman Dr. Jacob E. Goldman	Director	May 26, 2006

/s/ Paul Cronson Paul Cronson	Director	May 26, 2006

/s/ Jill Wittels Dr. Jill Wittels	Director	May 26, 2006

/s/ Thomas Paulsen Rear Adm. Thomas Paulsen	Director	May 26, 2006

/s/ Stephen Seay Brig. Gen. (ret) Stephen Seay	Director	May 26, 2006
/s/ Irwin Engelman Irwin Engelman	Director	May 26, 2006

EXHIBIT
NUMBER	EXHIBIT

4.1	2005 Employee Stock Purchase Plan (1)

4.2	2004 Non-Employee Stock Compensation Plan (1)

4.3	Amended and Restated 2003 Stock Option Plan (1)

5.1	Opinion of Sichenzia Ross Friedman Ference LLP.

23.1	Consent of Sichenzia Ross Friedman Ference LLP is contained in Exhibit 5.1.

23.2	Consent of Eisner, LLP.

______________________________________________________________________________________________________________________________
(1) Incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on September 1, 2005.